Exhibit 21

Subsidiary

Jurisdiction

Four Oaks Bank & Trust Company

North Carolina

Four Oaks Mortgage Services, L.L.C.

North Carolina

Four Oaks Mortgage Company, L.P.

Texas

Four Oaks Statutory Trust I

 Delaware